FIRST AMENDMENT
to
EMPLOYMENT AGREEMENT
THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of August 12, 2022, by and between Lions Gate Entertainment Corp. (“Lions Gate”), and Jon Feltheimer (“Feltheimer”).
WHEREAS, Feltheimer is currently employed by Lions Gate as its Chief Executive Officer pursuant to that certain Employment Agreement, dated as of August 21, 2020 (the “Employment Agreement”); and
WHEREAS, Lions Gate and Feltheimer desire to amend the Employment Agreement as provided herein.
NOW, THEREFORE, the parties agree that the Employment Agreement is hereby amended, effective immediately, as follows:

1.    Section 2 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:
“2.    Term. Feltheimer’s employment term under this Agreement shall commence on August 21, 2020 (the “Effective Date”) and continue through and including August 21, 2025 (the “Expiration Date”), subject to early termination as provided in this Agreement (the “Term”).”
2.    The second sentence of Section 4(a) is hereby deleted and replaced by the following sentence:
“The Discretionary Bonus shall have a target of (i) with respect to Lions Gate’s 2021 and 2022 fiscal years, one hundred percent (100%) of Feltheimer’s Base Salary, and (ii) with respect to Lions Gate’s 2023, 2024, 2025 and 2026 fiscal years, US$7,000,000.”
3.    Section 5 of the Employment Agreement is hereby renumbered Section 5A, and a new Section 5B is hereby added to the Employment Agreement to read in its entirety as follows:
“5B.    Annual Equity Awards.
(a)    Annual Equity Awards.
(i)    At the Compensation Committee meeting held on July 27, 2022, Feltheimer was granted an equity award consisting of time-based RSUs and performance-based RSUs (the “2022 Annual Equity Award”).
(ii)    Lions Gate shall request that, at the first Compensation Committee meeting to be held following each of July 1, 2023, July 1, 2024,

and July 1, 2025 (the date of each such meeting, an “Annual Award Date”) and, except as expressly provided in Section 5B(g)(ii) below, subject to Feltheimer’s continued employment with Lions Gate through the applicable Annual Award Date, the Compensation Committee grant Feltheimer an annual equity award (each such award, a “2023-2025 Annual Equity Award”). The aggregate value of each 2023-2025 Annual Equity Award shall be US$6,000,000 (each, the “Annual Equity Award Value”).
(b)    Allocation of 2023-2025 Annual Equity Awards. For each 2023-2025 Annual Equity Award, unless otherwise provided by the Compensation Committee, the types of awards granted and the allocation of the Annual Equity Award Value to those awards shall be as follows:
(i)    An award of time-based restricted stock units (“RSUs”) with respect to the Class B Shares, such award to have a value as determined under Section 5B(c) equal to Thirty-Three and One-Third Percent (33 1/3%) of the applicable Annual Equity Award Value (the “Time-Based RSU Award”);
(ii)    An award of time-based stock options or share appreciation rights with respect to the Class B Shares, such award to have a value as determined under Section 5B(c) equal to Thirty-Three and One-Third Percent (33 1/3%) of the applicable Annual Equity Award Value (the “Time-Based Option Award”); and
(iii)    An award of performance-based RSUs with respect to the Class B Shares, such award to have a value as determined under Section 5B(c) equal to Thirty-Three and One-Third Percent (33 1/3%) of the applicable Annual Equity Award Value (the “Performance-Based RSU Award”).
(c)    Determination of 2023-2025 Annual Equity Awards. Unless otherwise provided by the Compensation Committee in approving the particular grant, the shares subject to such 2023-2025 Annual Equity Awards shall be Class B Shares, and the number of shares subject to each such award shall be determined as follows:
(i)    The number of Class B Shares subject to each Time-Based RSU Award or Performance-Based RSU Award shall be determined by dividing the applicable dollar amount allocated to such award by the closing price (in regular trading) of a Class B Share on the New York Stock Exchange (or such other exchange on which Lions Gate’s shares are then principally traded) on the applicable Annual Award Date (the “Annual Closing Price”); and
(ii)    The number of Class B Shares subject to each Time-Based Option Award shall be determined by dividing the applicable dollar amount allocated to such award by the per-share fair value of the award on the Annual Award Date (such per-share value to be based upon the Black – Scholes or similar valuation method and assumptions then generally used by Lions Gate in valuing its options and share appreciation rights awards for financial statement purposes). The exercise or base price per share for each Time-Based Option Award shall be the Annual Closing Price.
(d)    Vesting and Payment of 2023-2025 Annual Equity Awards. Unless otherwise provided by the Compensation Committee in approving the particular grant and subject to Section 5B(f) below, such 2023-2025 Annual Equity Awards shall vest (or be eligible to vest) as follows:
(i)    Each Time-Based RSU Award and Time-Based Option Award shall vest as to one-third of the shares subject to the applicable award on each of the first, second, and third anniversaries of the applicable Annual Award Date. Each RSU subject to a Time-Based RSU Award shall be payable upon vesting of the RSU, as determined by the Compensation Committee in its sole discretion, in the form of either Class B Shares, Class A Shares, cash or any combination of the foregoing, with such payment in any case to have an aggregate value (for each RSU so vested) equal to the fair market value (as determined under the Plan, as defined below) of a Class B Share on the vesting date. As to any Time-Based Option Award consisting of share appreciation rights, each right subject to such Time-Based Option Award shall be payable upon exercise of the right, as determined by the Compensation Committee in its sole discretion, in the form of either Class B Shares, Class A Shares, cash or any combination of the foregoing, with such payment in any case to have an aggregate value (for each right so exercised) equal to the amount by which the fair market value (as determined under the Plan, as defined below) of a Class B Share on the date of such exercise of such award exceeds the per-share base price of such award. Each Time-Based Option Award may be exercised only if and to the extent vested.
(ii)    Each Performance-Based RSU Award shall be eligible to vest as to one-third of the shares subject to the applicable award on each of the first, second, and third anniversaries of the applicable Annual Award Date (each, an “Annual Performance Vesting Date”). The vesting of each such award shall be subject to an assessment of Feltheimer’s performance and/or the performance of Lions Gate over the twelve (12) month period ending on the applicable Annual Performance Vesting Date, based in part on metrics established annually by the Compensation Committee in its discretion in consultation with Feltheimer. Determination of the vesting of each Performance-Based Award on each respective Annual Performance Vesting Date, if any, shall be made by the

Compensation Committee in its discretion. Each RSU subject to a Performance-Based RSU Award shall be payable upon vesting of the RSU, as determined by the Compensation Committee in its sole discretion, in the form of either Class B Shares, Class A Shares, cash or any combination of the foregoing, with such payment in any case to have an aggregate value (for each RSU so vested) equal to the fair market value (as determined under the Plan as defined below) of a Class B Share on the vesting date. Any portion of a Performance-Based RSU Award that is eligible to vest on a particular Annual Performance Vesting Date and does not vest on that date shall expire on that date with no possibility of further vesting. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, provide that any portion of such a Performance-Based RSU Award eligible to vest on any such Annual Performance Vesting Date that does not vest on that date may vest on any future Annual Performance Vesting Date (but in no event shall any such award vest as to more than 100% of the shares subject to such award).
(e)    Terms of Awards in General. Each of the 2023-2025 Annual Equity Awards set forth above in this Section 5B shall be granted in accordance with the terms and conditions of the Lions Gate 2019 Performance Incentive Plan (the “Plan”) or a successor plan thereto. Each of the Annual Equity Awards shall be evidenced by and subject to the terms of an award agreement in the form generally then used by Lions Gate to evidence grants of the applicable type of award under the Plan (or a successor plan).
(f)    Continuance of Employment. Subject to the exceptions in Section 5B(g) below, the vesting schedules in Section 5B(d) above require Feltheimer’s continued employment with Lions Gate through each applicable vesting date as a condition to the vesting of the applicable installment of the equity awards and the rights and benefits thereto. Except as expressly provided herein, Feltheimer’s then-unvested awards will terminate on any termination of Feltheimer’s employment with Lions Gate, and Feltheimer will have no further rights with respect thereto.
(g)    Acceleration of Equity Awards. Notwithstanding anything to the contrary herein, the provisions of this Section 5B(g) shall apply to the 2022 Annual Equity Award and each of the 2023-2025 Annual Equity Awards (collectively, the “Annual Equity Awards”).
(i)    In the event that Feltheimer’s employment terminates due to (A) his death pursuant to Section 9(b) or (B) his Disability pursuant to Section 9(c), the portions of the Annual Equity Awards (if any) that have been granted prior to Feltheimer’s termination date and are then outstanding and not yet vested shall accelerate and become fully vested on the termination date (subject to Feltheimer’s satisfying the requirement to provide a general release of claims in accordance with Section 10(d) in the event of a termination pursuant to Section 9(c)).
(ii)    In the event that during the Term of this Agreement, Feltheimer’s employment is terminated by Lions Gate without Cause pursuant to Section 9(f) or by Feltheimer for Good Reason as provided in Section 9(e)(iv), (x) the portions of the Annual Equity Awards (if any) that have been granted prior to Feltheimer’s termination date and are then outstanding and not yet vested shall immediately accelerate and become fully vested and (y) in the event that such a termination of Feltheimer’s employment occurs after the start of a fiscal year and prior to the date on which an Annual Equity Award for that fiscal year is granted to Feltheimer pursuant to Section 5B(a)(ii) above, such Annual Equity Award shall be granted to Feltheimer prior to such termination of his employment in accordance with the foregoing provisions of this Section 5B and such Annual Equity Award shall be fully vested (and in the case of the Time-Based Option Award, exercisable) as of the grant date of the Annual Equity Award (subject in each case to Feltheimer’s satisfying the requirement to provide a general release of claims in accordance with Section 10(d)). If the foregoing clause (y) applies, the date of grant of such Annual Equity Award shall be considered the Annual Award Date of the award for purposes of Section 5B(c).
(iii)    For any other equity-based awards granted during the Term at any time after the date of the First Amendment to this Agreement (unless otherwise expressly provided by the Compensation Committee at the time it approves the applicable grant), the provisions for accelerated vesting of equity awards in this Section 5B(g) shall apply to such awards.”
4.    Section 6(a) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:
“(a)    Change of Control.  For the purposes of this Agreement, the term “Change of Control” shall mean:

(i)    if any person, other than (A) any person who holds or controls entities that, in the aggregate (including the holdings of such person), hold or control thirty-three percent (33%) or more of the outstanding shares of Lions Gate on the date of execution of the First Amendment to this Agreement by each party hereto (collectively, a “Thirty-Three Percent Holder”) or (B) a trustee or other fiduciary holding securities of Lions Gate under an employee benefit plan of Lions Gate, becomes the beneficial owner, directly or indirectly, of securities of Lions Gate representing thirty-three percent (33%) or more of the outstanding shares as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, excluding any transactions or series of transactions involving a sale or other disposition of securities of Lions Gate by a Thirty-Three Percent Holder;

(ii)    if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there is a sale or disposition of thirty-three percent (33%) or more of Lions Gate's assets (or consummation of any transaction, or series of related transactions, having similar effect), other than any corporate or financing transaction related to STARZ and its businesses (e.g., domestic or international), including, but not limited to any full or partial sale, spin-off, split-off, issuance of a tracking stock or other related transaction;

(iii)    if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there occurs a change or series of changes in the composition of the Board as a result of which half or less than half of the directors are incumbent directors;

(iv)    if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate (excluding any sale or other disposition of securities of Lions Gate by a Thirty-Three Percent Holder in a single transaction or a series of transactions), a shareholder or group of shareholders acting in concert, other than a Thirty-Three Percent Holder in a single transaction or a series of transactions, obtain control of thirty-three percent (33%) or more of the outstanding shares of Lions Gate;

(v)    if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, a shareholder or group of shareholders acting in concert obtain control of at least half of the Board, excluding any transactions or series of transactions involving a sale or other disposition of securities of Lions Gate by a Thirty-Three Percent Holder;

(vi)    if there is a dissolution or liquidation of Lions Gate; or

(vii)    if there is any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing, excluding any transaction or series of transactions involving a Thirty-Three Percent Holder.”
5.    Section 6(b)(i) of the Employment Agreement is hereby amended to change the cross-reference therein from Section 11(b) of the Employment Agreement to refer instead to Section 12(b).

6.    Section 10(c)(iv) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:
“(iv)    Feltheimer shall be entitled to payment of (a) any Discretionary Bonus that would otherwise have been paid to Feltheimer had his employment with Lions Gate not terminated with respect to any fiscal year that ended before the date of his termination (to the extent such bonus has not previously been paid) and (b) the target amount of Feltheimer’s Discretionary Bonus in effect for the fiscal year in which such termination of his employment occurs; and”
7.    Except as expressly modified herein, the Employment Agreement shall remain in full force and effect in accordance with its original terms.
8.    Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement.
9.    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

LIONS GATE ENTERTAINMENT CORP.

By: /s/ Corii D. Berg
Name: Corii D. Berg
Title: General Counsel

JON FELTHEIMER

/s/ Jon Feltheimer
Jon Feltheimer